Exhibit 99.1
DATE: August 4, 2009
FOR IMMEDIATE RELEASE
AMERICAN MEDICAL SYSTEMS ANNOUNCES SECOND QUARTER 2009 FINANCIAL RESULTS
•	Non-GAAP adjusted EPS of $0.29 grows 21% over prior year and exceeds the Company’s guidance; GAAP EPS of $0.23 exceeds prior year by 44%

•	Strong cash flow management allows for $21 million debt reduction in the second quarter
MINNEAPOLIS, August 4, 2009 — American Medical Systems Holdings, Inc. (NASDAQ: AMMD) reported revenue of $126.4 million for the second quarter of 2009, a 2.6 percent decrease from revenue of $129.8 million in the comparable quarter of 2008 and within the Company’s guidance range. The strengthening of the U.S. dollar had a negative impact on revenue of $5.5 million in the second quarter compared to the prior year. Adjusting to constant currency, second quarter revenue grew 1.6 percent over the same period last year. On a GAAP basis the Company reported 2009 second quarter net income of $16.9 million, or $0.23 per share, compared to net income in the same period last year of $11.8 million, or $0.16 per share. Both periods include the impact of adopting the new accounting for convertible debt instruments (FSP No. APB 14-1), which was effective at the start of 2009 and is applied retrospectively to prior periods.
The Company also reported a strong non-GAAP adjusted EPS performance in the second quarter of 2009 of $0.29 per share compared to $0.24 per share in the comparable period last year. This exceeds the Company’s guidance of $0.22 to $0.26 per share for the second quarter. Non-GAAP adjusted EPS excludes the impact of amortization of intangible assets and amortization of financing costs, both significant non-cash items affecting comparability to other companies. A reconciliation of reported net income to non-GAAP adjusted net income is provided in the attached schedules.
Second quarter revenue from the Men’s Health business of $57.0 million was up approximately one percent on a reported basis compared to the same quarter last year and grew 5.6 percent on a constant currency basis. Erectile restoration product growth remained strong in the second quarter and will be bolstered by the recently announced U.S. Food and Drug Administration (FDA)’s approval of labeling claims for the AMS 700® with InhibiZone® as the only inflatable penile prosthesis with clinical evidence showing a significant reduction in the rate of revision surgery due to infection. We experienced a slowing in growth rates for our male continence products in the quarter. Our BPH therapy business was down one percent on a reported basis and grew 3.2 percent on a constant currency basis to $28.1 million during the quarter, driven by strong sales of laser fibers, reflecting the actions initiated at the beginning of the year. The Women’s Health business declined 7.9 percent on a reported basis and 4.5 percent on a constant currency basis to $41.3 million in the second quarter, due to soft female continence sales and anticipated declines in uterine health. Our pelvic floor repair products grew at expected rates in the quarter, highlighted by strong June sales, as we began the launch of our new Elevate® anterior product.

American Medical Systems
August 4, 2009

“Despite a challenging quarter in our continence product lines, we are pleased with the continued sales momentum in other major product lines and with the consistent financial performance we delivered in the second quarter.” stated Tony Bihl, Chief Executive Officer. “We are proud of our strong earnings performance, working capital management and in particular the positive strides we have made in capitalizing on the opportunities in our laser therapy product line. We delivered revenue and earnings within or exceeding the high end of guidance and are confident in our ability to achieve our plans for the full year.”
Outlook
The Company narrowed the range of its full year 2009 revenue guidance to $495 to $510 million from previous guidance in the range of $495 to $515 million. Third quarter revenue is estimated in the range of $113 million to $119 million. This guidance assumes foreign currency exchange rates remain constant with current rates.
In May 2008, the Financial Accounting Standards Board (FASB) issued FASB Staff Position (FSP) No. APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement), which the Company adopted in the first quarter 2009 (and applied retrospectively to prior periods). This FSP changed the balance sheet classification of a component of the Company’s Convertible Notes between equity and debt, and resulted in additional non-cash interest charges being reflected in the statement of operations. The Company estimates that the adoption of this FSP will reduce net income for fiscal year 2009 by approximately $0.11 per share.
Given the significant impact of the amortization of financing costs resulting from the implementation of FSP No. APB 14-1, combined with the amortization of intangible assets, the Company has two significant non-cash charges in GAAP earnings that create inconsistencies in comparisons to many other companies. Accordingly the Company now guides to non-GAAP adjusted earnings per share, which the Company defines as GAAP earnings per share excluding the impact of amortization of intangible assets and amortization of financing costs. This guidance also excludes the impact of any unusual non-recurring items that could occur in 2009, such as the gain on early debt extinguishment in the first quarter or in-process research and development charges (IPRD) on milestone payments related to prior acquisitions.
The Company increased its full year 2009 non-GAAP adjusted earnings per share guidance to $1.00 to $1.10 verses previous guidance in the range of $0.96 to $1.07. This guidance excludes the impact of amortization of intangible assets which is approximately $0.11 and amortization of financing costs which is approximately $0.14. The Company estimates third quarter 2009 non-GAAP adjusted earnings per share will be in the range of $0.17 to $0.21. This guidance excludes the impact of amortization of intangible assets which is approximately $0.03 and amortization of financing costs which is approximately $0.03. Guidance for both periods excludes the impact of any unusual non-recurring items that could occur, such as gain or loss on early debt extinguishments or IPRD charges on milestone payments related to prior acquisitions.
Use of Non-GAAP Financial Measures
In addition to financial measures prepared in accordance with generally accepted accounting principles (GAAP), management provides non-GAAP adjusted net income, non-GAAP adjusted earnings per share and constant currency revenue growth rates because management believes that in order to properly understand the Company’s short-term and long-term financial trends and for purposes of comparability to other companies, investors may wish to consider the impact of certain adjustments (such as gain on extinguishment of debt, IPRD charges, amortization of

American Medical Systems
August 4, 2009

intangible assets, amortization of financing costs and related income tax adjustments and the impact of foreign currency translation on reported revenue). These adjustments result from facts and circumstances (such as acquisition and business development activities and other non-recurring items) that vary in frequency and impact on the Company’s results of operations, represent significant items, which when excluded provide a useful measure to determine the health of the business and earnings by the business before significant non-cash charges or in the case of foreign currency translation, are highly variable and difficult to predict. Management uses non-GAAP adjusted net income, non-GAAP adjusted earnings per share and constant currency revenue growth rates to forecast and evaluate the operational performance of the Company as well as to compare results of current periods to prior periods on a consistent basis.
A reconciliation of net income from continuing operations and revenue growth rate percentages, the GAAP measures most directly comparable to non-GAAP adjusted earnings per share and constant currency revenue growth rates, respectively, are provided on the attached schedules.
Non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be directly comparable to, similarly titled measures used by other companies. Investors should consider non-GAAP measures in addition to, and not as a substitute for, or superior to, financial performance measures prepared in accordance with GAAP.
Earnings Call Information
American Medical Systems will host a conference call on Tuesday, August 4, 2009 at 5:00 p.m. eastern time to discuss its 2009 second quarter results. Those without internet access may join the call from within the U.S. by dialing 888-263-1724; outside the U.S., dial 706-679-3821.
A live web cast of the call will be available through the Company’s corporate website at www.AmericanMedicalSystems.com and will be available for replay within three hours after the completion of the call.
About American Medical Systems
American Medical Systems, headquartered in Minnetonka, Minnesota, is a diversified supplier of medical devices and procedures to cure incontinence, erectile dysfunction, benign prostate hyperplasia (BPH), prolapse and other pelvic disorders in men and women. These disorders can significantly diminish one’s quality of life and profoundly affect social relationships. In recent years, the number of people seeking treatment has increased markedly as a result of longer lives, higher-quality-of-life expectations and greater awareness of new treatment alternatives. American Medical Systems’ products reduce or eliminate the incapacitating effects of these diseases, often through minimally invasive therapies. The Company’s products were used to treat approximately 320,000 patients in 2008.
Forward-Looking Statements
This press release contains forward-looking statements relating to the market opportunities, future products, sales and financial results of American Medical Systems. These statements and other statements contained in this press release that are not purely historical fact are forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that are based on management’s beliefs, certain assumptions and current expectations. These forward-looking statements are subject to risks and uncertainties such as successfully competing against competitors; physician acceptance, endorsement, and use of AMS products; potential product

American Medical Systems
August 4, 2009

recalls or technological obsolescence; successfully managing debt leverage and related credit facility financial covenants; current worldwide economic conditions and the impact on operations of the disruption in global financial markets; factors impacting the stock market and share price and its impact on the dilution of convertible securities; potential obligations to make significant contingent payments under prior acquisitions; ability of the Company’s manufacturing facilities to meet customer demand; reliance on single or sole-sourced suppliers; loss or impairment of a principal manufacturing facility; clinical and regulatory matters; timing and success of new product introductions; patient acceptance of the Company’s products and therapies; changes in and adoption of reimbursement rates; adequate protection of the Company’s intellectual property rights; product liability claims; currency and other economic risks inherent in selling our products internationally and other risks and uncertainties described in the Company’s Annual Report on Form 10-K for the year ended January 3, 2009, and its other SEC filings. Actual results may differ materially from anticipated results. The forward-looking statements contained in this press release are made as of the date hereof, and AMS undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which any such statement is made or to reflect the occurrence of unanticipated events.
More information about the Company and its products can be found at its website www.AmericanMedicalSystems.com and in the Company’s Annual Report on Form 10-K for 2008 and its other SEC filings.

Contact:	Mark Heggestad
Executive Vice President and Chief Financial Officer
952-930-6495
Mark.Heggestad@AmericanMedicalSystems.com

Anthony Bihl
President and Chief Executive Officer
952-930-6334
Tony.Bihl@AmericanMedicalSystems.com

American Medical Systems
August 4, 2009

American Medical Systems Holdings, Inc.
Statements of Operations
(Unaudited)
(In thousands, except per share data)

	Three Months Ended			Six Months Ended
	July 4, 2009	June 28, 2008		July 4, 2009	June 28, 2008
Net sales	$126,388	$129,797		$250,026	$250,159
Cost of sales	21,608	29,185		44,950	58,175

Gross profit	104,780	100,612		205,076	191,984

Operating expenses
Marketing and selling	42,853	46,301		86,201	91,382
Research and development	13,166	11,366		25,977	22,666
General and administrative	11,660	10,552		22,439	20,707
Amortization of intangibles	3,401	4,300		6,666	8,647

Total operating expenses	71,080	72,519		141,283	143,402

Operating income	33,700	28,093		63,793	48,582

Other (expense) income
Royalty income	874	2,476		1,807	2,831
Interest income	43	157		146	352
Interest expense	(4,966)	(6,819)		(10,376)	(14,876)
Amortization of financing costs	(3,974)	(4,921)		(7,955)	(9,041)
Gain on extinguishment of debt	—	—		4,562	—
Other income	724	585		1,276	1,930

Total other (expense) income	(7,299)	(8,522)		(10,540)	(18,804)

Income before income taxes	26,401	19,571		53,253	29,778

Provision for income taxes	9,536	7,753		19,308	11,873

Net income	$16,865	$11,818	(a)	$33,945	$17,905	(a)

Net income per share
Basic net income	$0.23	$0.16	(a)	$0.46	$0.25	(a)
Diluted net income	0.23	0.16	(a)	0.46	0.24	(a)

Weighted average common shares used in calculation
Basic	73,919	72,814		73,778	72,645
Diluted	74,502	73,928		74,258	73,718

(a)	Second quarter 2008 net income and basic and diluted net income per share were reduced by $2,176 and $0.03 per share, respectively, and year-to-date 2008 net income and basic and diluted net income per share were reduced by $4,300 and $0.06 per share, respectively, due to the impact of retroactively adjusting the historical financial statements, as required by GAAP in the adoption of FSP No. APB
14-1, for the change in accounting related to the Company’s Convertible Notes.

American Medical Systems
August 4, 2009

American Medical Systems Holdings, Inc.
Condensed Balance Sheets
(In thousands)

	July 4, 2009	January 3, 2009
	(Unaudited)	(a)
Assets
Current assets
Cash and short-term investments	$49,331	$42,965
Accounts receivable, net	91,312	93,078
Inventories, net	34,458	38,500
Other current assets	17,894	19,766

Total current assets	192,995	194,309

Property, plant and equipment, net	45,940	48,280
Goodwill and intangibles, net	798,944	799,761
Other long-term assets	1,838	2,147

Total assets	$1,039,717	$1,044,497

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$7,755	$7,830
Accrued liabilities and taxes	52,056	55,480

Total current liabilities	59,811	63,310

Debt and other long term liabilities	512,165	553,705

Total liabilities	571,976	617,015

Stockholders’ equity	467,741	427,482

Total liabilities and stockholders’ equity	$1,039,717	$1,044,497

(a)	Retroactively adjusted as of January 3, 2009 to reflect the adoption of FSP No. APB 14-1, as required by GAAP, for the change in accounting related to the Company’s Convertible Notes.

American Medical Systems
August 4, 2009

American Medical Systems Holdings, Inc.
Condensed Statements of Cash Flows
(Unaudited)
(In thousands)

	Six Months Ended
	July 4, 2009	June 28, 2008
Cash flows from operating activities
Net income	$33,945	$17,905 (a)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization, including deferred financing costs	19,488	22,452 (a)
Gain on extinguishment of debt	(4,562)	—
Stock based compensation	4,476	4,611
Other adjustments, including changes in operating assets and liabilities	6,501	1,533

Net cash provided by operating activities	59,848	46,501

Cash flows from investing activities
Purchase of property, plant and equipment	(2,462)	(3,148)
Disposal of business	—	3,330
Purchase of other intangibles	(5,000)	(1,167)
Purchase of short term investments, net of redemptions	11,816	(14,993)
Other cash flows from investing activities	(51)	—

Net cash provided by (used in) investing activities	4,303	(15,978)

Cash flows from financing activities
Payments on senior secured credit facility	(29,111)	(41,718)
Repurchase of convertible senior subordinated notes	(21,125)	—
Other cash flows from financing activities	4,218	4,793

Net cash used in financing activities	(46,018)	(36,925)

Effect of currency exchange rates on cash	(156)	(1,447)

Net increase in cash and cash equivalents	17,977	(7,849)

Cash and cash equivalents at beginning of period	11,642	34,044

Cash and cash equivalents at end of period	$29,619	$26,195

(a)	Year-to-date 2008 net income was reduced by $4,300 and amortization of financing costs was increased by $6,902, due to the impact of retroactively adjusting the historical financial statements, as required by GAAP in the adoption of FSP No. APB 14-1, for the change in accounting related to the Company’s Convertible Notes. This change in accounting has no impact on cash used for interest on the applicable Convertible Notes.

American Medical Systems
August 4, 2009

American Medical Systems Holdings, Inc.
Selected Sales Information and Constant Currency Growth Reconciliation
(Unaudited)
(In thousands)

			Constant Currency Growth Reconciliation (a)
					Percent Growth
	Three Months Ended		Percent	Currency	at Constant
	July 4, 2009	June 28, 2008	Growth	Impact	Currency
Sales
Men’s health	$56,967	$56,570	0.7%	$(2,766)	5.6%
BPH therapy	28,084	28,362	-1.0%	(1,176)	3.2%
Women’s health	41,337	44,865	-7.9%	(1,515)	-4.5%

Total	$126,388	$129,797	-2.6%	$(5,457)	1.6%

Geography
United States	$89,405	$89,818	-0.5%	$—	-0.5%
International	36,983	39,979	-7.5%	(5,457)	6.2%

Total	$126,388	$129,797	-2.6%	$(5,457)	1.6%

Percent of total sales
Men’s health	45%	44%
BPH therapy	22%	22%
Women’s health	33%	34%

Total	100%	100%

Geography
United States	71%	69%
International	29%	31%

Total	100%	100%

(a)	To calculate the currency impact on revenue growth rates, the Company compares each period’s sales, assuming no fluctuation in foreign currency exchange rates between periods. The generally accepted accounting principle (GAAP) measure most comparable to this non-GAAP measure is growth rate percentages based on GAAP revenue.

American Medical Systems
August 4, 2009

American Medical Systems Holdings, Inc.
Selected Sales Information and Constant Currency Growth Reconciliation
(Unaudited)
(In thousands)

			Constant Currency Growth Reconciliation (a)
					Percent Growth
	Six Months Ended		Percent	Currency	at Constant
	July 4, 2009	June 28, 2008	Growth	Impact	Currency
Sales
Men’s health	$116,424	$109,245	6.6%	$(4,888)	11.0%
BPH therapy	53,473	59,295	-9.8%	(2,331)	-5.9%
Women’s health	80,129	81,619	-1.8%	(2,719)	1.5%

Total	$250,026	$250,159	-0.1%	$(9,938)	3.9%

Geography
United States	$179,075	$174,211	2.8%	$—	2.8%
International	70,951	75,948	-6.6%	(9,938)	6.5%

Total	$250,026	$250,159	-0.1%	$(9,938)	3.9%

Percent of total sales
Men’s health	47%	44%
BPH therapy	21%	24%
Women’s health	32%	32%

Total	100%	100%

Geography
United States	72%	70%
International	28%	30%

Total	100%	100%

(a)	To calculate the currency impact on revenue growth rates, the Company compares each period’s sales, assuming no fluctuation in foreign currency exchange rates between periods. The generally accepted accounting principle (GAAP) measure most comparable to this non-GAAP measure is growth rate percentages based on GAAP revenue.

American Medical Systems
August 4, 2009

American Medical Systems Holdings, Inc.
Selected 2008 Sales Information
(Unaudited)
(In thousands)

	Three Months Ended
					Year Ended
	March 29, 2008	June 28, 2008	September 27, 2008	January 3, 2009	January 3, 2009
Sales
Men’s health	$52,675	$56,570	$51,303	$58,667	$219,215
BPH therapy	30,933	28,362	26,862	30,187	116,344
Women’s health	36,754	44,865	39,302	45,161	166,082

Total	$120,362	$129,797	$117,467	$134,015	$501,641

Geography
United States	$84,393	$89,818	$84,488	$96,979	$355,678
International	35,969	39,979	32,979	37,036	145,963

Total	$120,362	$129,797	$117,467	$134,015	$501,641

Percent of total sales
Men’s health	44%	44%	44%	44%	44%
BPH therapy	26%	22%	23%	23%	23%
Women’s health	30%	34%	33%	33%	33%

Total	100%	100%	100%	100%	100%

Geography
United States	70%	69%	72%	72%	71%
International	30%	31%	28%	28%	29%

Total	100%	100%	100%	100%	100%

American Medical Systems
August 4, 2009

American Medical Systems Holdings, Inc.
Reconciliation of Reported Net Income to Non-GAAP Adjusted Net Income
(Adjustments are presented on a pre-tax basis)
(Unaudited)
(In thousands, except per share data)

	Three Months Ended			Six Months Ended
	July 4, 2009	June 28, 2008		July 4, 2009	June 28, 2008
Net income, as reported	$16,865	$11,818	(a)	$33,945	$17,905	(a)

Adjustments to net income:
Amortization of intangibles (b)	3,401	4,300		6,666	8,647
Amortization of financing costs (c)	3,974	4,921		7,955	9,041
Gain on extinguishment of debt (d)	—	—		(4,562)	—
Tax effect of adjustments to net income (e)	(2,662)	(3,652)		(3,651)	(7,058)

Non-GAAP adjusted net income	$21,578	$17,387		$40,353	$28,535

Net income per share
Basic	$0.23	$0.16		$0.46	$0.25
Diluted	$0.23	$0.16		$0.46	$0.24

Non-GAAP adjusted earnings per share
Basic	$0.29	$0.24		$0.55	$0.39
Diluted	$0.29	$0.24		$0.54	$0.39

Weighted average common shares used in calculation:
Basic	73,919	72,814		73,778	72,645
Diluted	74,502	73,928		74,258	73,718

(a)	Second quarter 2008 net income was reduced by $2,176 and year-to-date 2008 net income was reduced by $4,300 to reflect the impact of retroactively adjusting the historical financial statements, as required by GAAP in the adoption of FSP No. APB 14-1, for the change in accounting related to the Company’s Convertible Notes.

(b)	Consists of amortization of intangible assets, primarily developed and core technology.

(c)	Consists of amortization of financing costs on our convertible senior subordinated notes and senior secured credit facility.

(d)	Relates to the gain on retiring approximately $27 million of convertible senior subordinated notes.

(e)	Includes the tax effect of each of the above items in each of the periods.